As filed with the Securities and Exchange Commission on March ________, 2001
                                            Registration No. ______

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   FORM SB-2

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------

                        CARAVAN ACQUISITION CORPORATION
                (Name of small business issuer in its charter)
                                ---------------

         Delaware                                 52-2218869                          4700
 (State or other jurisdiction                  (I.R.S. Employer           (Primary Standard Industrial
of incorporation or organization)           Identification Number)        Classification Code Number)

                                ---------------

                        CARAVAN ACQUISITION CORPORATION
                         1118 Homer Street, Suite 229
                  Vancouver, British Columbia, Canada V6B 6L5
                                  604/899-3224
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive
                    offices and principal place of business)

                                 Nancy Wells, President
                        Caravan Acquisition Corporation
                          1118 Homer Street, Suite 229
                  Vancouver, British Columbia, Canada V6B 6L5
                                  604/899-3224
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                              Cassidy & Associates
                                1504 R Street NW
                             Washington, D.C. 20009
                                ---------------
       Approximate Date of Commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.


                        CALCULATION OF REGISTRATION FEE


Title of Each             Proposed       Proposed
Class of                   Amount         Maximum          Maximum        Amount of
Securities to              To be      Offering Price      Aggregate     Registration
be Registered            Registered    Per Share(1)     Offering Price       Fee
Shares of common
stock held by selling
securityholders           2,616,900          $.0001           $262          $5.00

Total                     2,616,900          $.0001           $262          $5.00 (2)

--------------------

(1) There is no current market for the securities and the price at which the shares held by the selling securityholders will be sold is unknown. Pursuant to Rule 457(f)(2) the registration fee is based upon the par value, $.0001 per share, of the registrant's common stock.

(2)  Paid by electronic transfer.

PROSPECTUS                       Subject to Completion, Dated ___________, 2001

The information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                        CARAVAN ACQUISITION CORPORATION

    2,616,900 shares of common stock to be sold by selling securityholders

     This prospectus relates to the offer and sale of 2,616,900 shares of common stock of Caravan Acquisition Corporation ("Caravan"), par value $.0001 per share, by 51 securityholders.

     There has been no market for Caravan's common stock or preferred stock and a public market may not develop, or, if any market does develop, it may not be sustained.

     The shares will become tradeable on the effective date of this prospectus. The selling securityholders will receive the proceeds from the sale of their shares and Caravan will not receive any of the proceeds from such sales. The selling securityholders, directly or through agents, dealers or representatives to be designated from time to time, may sell their shares on terms to be determined at the time of sale. See "Plan of Distribution." The selling securityholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the shares being offered for sale.

These securities involve a high degree of risk. See "Risk Factors" contained in this prospectus beginning on page 4.
                                  -

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     -------------------------------------------------------------------------------------------
                                              Underwriting Discounts    Proceeds to Company or
                       Price to Public (1)    and Commissions(2)            Other Persons
     -------------------------------------------------------------------------------------------
          Per Share    Unknown                       $0                      (3)
     -------------------------------------------------------------------------------------------
          Total        Unknown                       $0                      (3)
     -------------------------------------------------------------------------------------------

(1) All the shares are being sold by the selling securityholders in separate transactions at prices to be negotiated at that time.

(2) The shares are being sold by the selling securityholders and Caravan has no agreements or understandings with any broker or dealer for the sales of the shares. A selling securityholder may determine to use a broker-dealer in the sale of its securities and the commission paid to that broker-dealer, if any, will be determined at that time. Prior to the involvement of any broker-dealer, that broker-dealer must seek and obtain clearance of the compensation arrangements from the National Association of Securities Dealers, Inc. In that event, Caravan will file a post-effective amendment identifying the broker-dealer(s).

(3)  Caravan will not receive any proceeds from the sale of the shares.

     One or more broker-dealers may be the principal market makers for the shares being offered. Under these circumstances, the market bid and asked prices for the securities may be significantly influenced by decisions of the market makers to buy or sell the securities for their own account. The market making activities of any market makers, if commenced, may subsequently be discontinued.

               The date of this Prospectus is March  ____, 2001

                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----

 Prospectus Summary.......................................................    1
 Risk Factors.............................................................
 Disclosure Regarding Forward Looking Statements..........................
 Available Information....................................................
 Business.................................................................
 Use of Proceeds..........................................................
 Dividend Policy..........................................................
 Plan of Operation........................................................
 Management...............................................................
 Security Ownership of Certain Beneficial Owners and Management...........
 Selling Securityholders..................................................
 Certain Relationships and Related Transactions...........................
 Description of Securities................................................
 Plan of Distribution.....................................................
 Legal Matters............................................................
 Experts..................................................................
 Index to Financial Statements............................................  F-1

                              ___________________


Dealer Prospectus Delivery Obligation

Until _______, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              PROSPECTUS SUMMARY

     The following is a summary of certain information found elsewhere in this prospectus. Reference is made to, and this summary is qualified by, the more detailed information set forth in this prospectus, which should be read in its entirety.

Risk Factors

     There are substantial risk factors involved in investment in Caravan. An investment in Caravan is speculative and investors may not receive any return from their investment. See "Risk Factors".

Caravan Acquisition Corporation

     Caravan Acquisition Corporation is a development stage company with limited operations and no revenues. Caravan intends to be a provider of travel reservation services and travel and vacation related information both on the Internet and through 24-hour customer service assistance targeted to the high-end vacation traveler and travel agencies. Caravan intends, through its Web site anticipated to be operational by July 1, 2001, www.evacationpro.com, to offer
                                               --------------------
its users exposure to a broad base of travel information as well as an opportunity to secure all travel requirements directly, online.

     Caravan was incorporated on March 24, 1999 as a Delaware corporation.

     Caravan's executive offices are located at 1118 Homer Street, Suite 229, Vancouver, British Columbia, Canada V6B 6L5, and its telephone number is 604/899-3224. Caravan also maintains an office in the United States located at 1408-13600 Marina Point Drive, Marina Del Rey, California 90292 and its telephone number is 877/577-5118. Caravan's Web site is located at www.evacationpro.com. Information contained on Caravan's Web site is not part of this prospectus.

Selling Securityholders

     This prospectus relates to the registration for sale of the securities held by 51 securityholders of Caravan. These securityholders will be able to sell their shares on terms to be determined at the time of sale, directly or through agents, dealers or representatives to be designated from time to time. Caravan will not receive any proceeds from the sale of the securities by the selling securityholders.

Trading Market

     There is not now nor has there ever been a trading market for the securities of Caravan. Caravan intends to apply initially for its securities to be traded in the over-the-counter market on the OTC Bulletin Board or, if and when qualified, on the Nasdaq SmallCap Market. Caravan may not now or ever qualify for listing of its securities on the OTC Bulletin Board and may not now or at any time in the future qualify for quotation on the Nasdaq SmallCap Market. See "Risk Factors--Absence of Trading Markets" and "Description of Securities--Admission to Quotation on Nasdaq SmallCap Market or the OTC Bulletin Board".

                                 RISK FACTORS

The securities offered hereby are speculative in nature and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors, as well as all the other information set forth elsewhere in this prospectus and the information contained in the financial statements, including all notes thereto.

No operating history on which to make an investment decision.

     Caravan is a development stage company and currently has no material assets or operations. Caravan has no operating history upon which an investor may evaluate making an investment decision. Such lack of operating history makes future anticipated operations uncertain and presents a high degree of risk to any potential investor.

Caravan may not continue as a going concern.

     As described in the Caravan's financial statements, Caravan has experienced losses during the fiscal year ended December 2000. At December 31, 2000, Caravan's loss, working capital deficiency, and stockholder's deficiency of $50,902, $872 and $402 respectively, raise substantial doubts about Caravan's ability to continue as a going concern. Caravan is currently in the process of constructing its Web site, eVacationPro.com. As of the date of this filing, Caravan's Web site is partially constructed and Caravan anticipates that the cost to complete it will be a minimum of approximately $150,000. Caravan does not currently have the funds to complete its Web site. Unless Caravan obtains additional financing, it will not be able to complete its Web site or meet other obligations as they come due and will not be able to continue development of its business plan.

Caravan needs to raise funds to develop its operations.

     Caravan is operating at a loss and will need funds to support its operations. Caravan may seek capital through an offering of its equity securities, an offering of debt securities or by obtaining financing through a bank or other entity. Caravan has not established a limit as to the amount of debt it may incur nor has it adopted a ratio of its equity to a debt allowance. If Caravan needs to obtain additional financing, financing may not be available from any source, or not available on terms acceptable to Caravan, and any future offering of securities may not be successful. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of Caravan's outstanding common stock. Caravan could suffer adverse consequences if it is unable to raise capital.

Caravan's ability to gain revenue depends on the continued consumer use and growth of the Internet and electronic commerce.

     Caravan's revenues, if any, will be dependent on consumer use of the Internet for travel products and services and purchases made through its Web site. Caravan's revenues, if any are achieved, will decline if consumers do not purchase significantly more travel services online than they do currently and if the use of the Internet as a medium of commerce does not continue to grow or grows more slowly than expected. Rapid growth in the use of the Internet and online services is a recent development which may not continue. Furthermore, consumers have traditionally relied on travel agents and travel suppliers and are accustomed to a high degree of human interaction in purchasing travel services.

Many of Caravan's competitors are larger and have greater financial and other resources than Caravan does and those advantages could make it difficult for Caravan to compete with them.

     The electronic travel services industry is extremely competitive and includes several companies such as Travelocity.com, Priceline, Fodor's Travel Online, Expedia, and others which have achieved substantially greater market shares than Caravan and have substantially greater manufacturing, financial, research, development and marketing resources than Caravan. If overall demand for on-line travel services should decrease, this could result in significant pricing competition, which could adversely affect Caravan's operating results.

Declines or disruptions in the travel industry could reduce Caravan's revenues.

   Caravan's sales and revenue, if any, would be reduced by a decline in travel by consumers. Events that tend to reduce travel could prevent or reduce Caravan's sales and revenues, including, but not limited to price escalation in the airline industry or other travel-related industries; escalations in fuel prices; political instability and hostilities; airline or other travel related strikes; increased occurrence of travel-related accidents and fatalities; and economic downturns and recessions.

A decline in commission rates or the elimination of commissions by travel suppliers would reduce Caravan's revenues.

     If airlines, hotel chains or other travel suppliers reduce current industry commission rates or eliminate commissions entirely, Caravan's revenues, if any, would be reduced significantly. A substantial portion of Caravan's revenue is expected to come from the commissions paid by travel suppliers for bookings made through Caravan's online travel service. Consistent with industry practices, these travel suppliers are not obligated to pay any specified commission rates for bookings made through Caravan or to pay commissions at all. Over the last several years travel suppliers have reduced commission rates substantially.

Enforceability of certain civil liabilities difficult because officers and directors reside outside the United States

     Caravan's officers and directors reside outside the United States and a substantial portion of its assets may be located outside the United States. It would be difficult for an investor to sue, for any reason, Caravan or any of its officers or directors. If an investor was able to obtain a judgment against Caravan or any of its officers or directors in a United States court based on United States securities laws or other reasons, it would be very difficult, if not impossible, to enforce such judgment.

If Caravan fails to increase its brand recognition among consumers, it may not be able to expand its online traffic.

     If Caravan fails to promote and enhance the Caravan brand, Caravan may fail to differentiate itself from its competition. This could impact Caravan's ability to retain its then existing customers, attract new customers and encourage repeat purchases. Increasing the public's awareness of Caravan's brand name is important for expanding its business because offering travel services online is a new industry that competes against traditional providers of travel-related services and a number of Internet sites offering competing services.

Rapid technological changes may render Caravan's technology obsolete or decrease the attractiveness of its services to consumers.

     If Caravan fails to continually improve its Web site's speed, personalization, customer service, or security measures, Caravan could lag behind competitors or its Web site could become obsolete. As a result, Caravan could lose market share and its revenues, if any, would decline. In addition, Caravan's services will depend on complex search mechanisms to find the best available fares. Caravan's competitors may develop technology to help users find the best fares more quickly or easily, or at a cheaper costs. Caravan may have to incur substantial expenses to respond to the increasingly sophisticated requirements of online customers and suppliers, including increasing measures to ensure the security and safety of its computer systems and Internet information and transmissions.

The loss of Caravan's key employees may adversely affect its growth objectives.

     Caravan's success in achieving its growth objectives depends upon the efforts of its management team including the efforts of Nancy Wells, Caravan's President, and Alina Nikolaeva, Caravan's Secretary and Treasurer. The loss of the services of either of these individuals may have a material adverse effect on Caravan's business, financial condition and results of operations. Caravan can give no assurance that it will be able to maintain and achieve its growth objectives should it lose either or both of these individuals' services.

There is no current trading market for Caravan's securities and, if a trading market does not develop, purchasers of its securities may have difficulty selling their shares.

     There is no established trading market for Caravan's securities. Caravan can give no assurance that a trading market in its securities will develop or, if developed, that it will be sustained. Caravan intends to apply for admission to quotation of its securities on the OTC Bulletin Board and, if and when qualified, it intends to apply for admission to quotation on the Nasdaq SmallCap Market. If for any reason Caravan's common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. Various factors, such as Caravan's operating results, changes in laws, rules or regulations, general market fluctuations, changes in financial estimates by securities analysts and other factors may have a significant impact on the market price of Caravan's securities.

Caravan may issue additional shares of its common stock which would reduce investors percent of ownership and may dilute Caravan's share value.

     Caravan's Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock. The future issuance of all or part of Caravan's remaining authorized common stock may result in substantial dilution in the percentage of its common stock held by Caravan's then shareholders. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by Caravan's investors, and might have an adverse effect on any trading market for its common stock should a trading market develop for Caravan's securities.

Caravan may obtain additional capital primarily through the issuance of preferred stock which may have an adverse effect on the rights of holders of its common stock.

     Caravan's Certificate of Incorporation authorizes 20,000,000 shares of non-designated preferred stock which it may issue from time to time by action of the board of directors. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of the holders of common stock and reduce the value of the common stock. The designation and issuance of preferred stock favorable to current management or shareholders could make the possible takeover of Caravan or the removal of its management more difficult and defeat hostile bids for control of Caravan which bids might have provided shareholders with premiums for their shares.

The possibility of Caravan issuing preferred stock with certain preferences may depress market price of the common stock.

     As of the date of this prospectus, Caravan has not yet issued shares of its preferred stock. However, the board of directors may designate voting and other preferences without shareholder consent which designations may give the holders of the preferred stock voting control and other preferred rights such as to liquidation and dividends. The authority of the board of directors to issue stock without shareholder consent may have a depressive effect on the market price of Caravan's common stock even prior to any designation or issuance of the preferred stock.

The shares available for sale immediately by the selling securityholders could significantly reduce the market price of Caravan's common stock, if a market should develop.

     The market price of Caravan's common stock could drop if substantial amounts of shares are sold in the public market, if a public market should develop, or if the market perceives that such sales could occur. A drop in the market price could adversely affect holders of Caravan's common stock and could also harm Caravan's ability to raise additional capital by selling equity securities.

Additional shares entering market pursuant to Rule 144 without additional capital contribution.

     An increase in the number of shares of Caravan available for public sale without any increase to Caravan's capitalization could decrease the market price of the company's shares. After a one-year holding period restricted shares of Caravan will become eligible for trading pursuant to Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission without any additional payment to Caravan or any increase to Caravan's capitalization.

     Of the 10,208,500 shares of common stock currently outstanding, 2,616,900 shares of the common stock are registered in this registration statement. Affiliates of Caravan will be subject to the limitations of Rule 144, including its volume limitations in the sale of their shares. An aggregate of 2,810,000 shares (27.5%) of the outstanding shares of Caravan are held by officers, directors, affiliates and entities controlled by them and are subject to the limitations of Rule 144, including the shares held by affiliates which are registered in this registration statement of which this prospectus is a part See "Plan of Distribution-Sales by Affiliates".

Selling securityholders may sell securities at any price or time.

     After effectiveness of this registration statement, the non-affiliated selling securityholders may offer and sell their shares at a price and time determined by them without subject to Rule 144. The timing of sales and the price at which the shares are sold by the selling securityholders could have an adverse effect upon the public market for the common stock, should one develop. See "Plan of Distribution-Sales by Selling Securityholders".

Penny stock regulation may impair shareholders' ability to sell Caravan's stock.

     If trading in Caravan's stock begins, its common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share, other than securities registered on certain national securities exchanges. Penny stocks are subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell the securities to persons other than established customers and accredited investors and these additional requirements may restrict the ability of broker-dealers to sell a penny stock. See "Description of Securities-Penny Stock Regulation".

Caravan has never paid dividends.

     Investors can not expect to receive a return on their stock investment in the form of a dividend. Caravan has never paid cash dividends on its common stock and no cash dividends are expected to be paid on the common stock in the foreseeable future. Caravan anticipates that for the foreseeable future all of its cash resources and earnings, if any, will be retained for the operation and expansion of its business.

Officers and directors have limited liability and have indemnity rights.

     The Certificate of Incorporation and by-laws of Caravan provide that Caravan indemnify its officers and directors against losses sustained or liabilities incurred which arise from any transaction in that officer's or director's respective managerial capacity, unless that officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. Caravan's Certificate of Incorporation and by-laws also provide for the indemnification by it of its officers and directors against any losses or liabilities incurred as a result of the manner in which the officers and directors operate Caravan's business or conduct its internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of Caravan and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

Caravan's success depends on its ability to attract and/or retain qualified personnel.

     A change in labor market conditions that either further reduces the availability of employees or increases significantly the cost of labor could have a material adverse effect on Caravan's business, its financial condition and results of its operations. Caravan's business is, and will be, dependent upon its ability to attract and retain highly sophisticated technical and development personnel, sales personnel, business administrators and corporate management. Caravan can give no assurance that it will be able to employ a sufficient number of such personnel in order to accomplish its growth objectives.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus may contain certain forward-looking statements and information relating to Caravan that are based on its beliefs and its principals as well as assumptions made by information currently available to them. These statements include, among other things, the discussions of its business strategy and expectations concerning its market position, future operations, expansion opportunities, and profitability. When used in these documents, the words "anticipate," "feel," "believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to Caravan or its principals, are intended to identify forward-looking statements. Such statements reflect the current view of respecting future events and are subject to certain risks, uncertainties, and assumptions, including the meaningful and important risks and uncertainties noted, particularly those related to its operations, results of operations, and growth strategy, liquidity, competitive factors and pricing pressures, changes in legal and regulatory requirements, general economic conditions, and other factors described in this prospectus.

                             AVAILABLE INFORMATION

     Caravan is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and files periodic and episodic reports with the SEC. Reports, proxy statements and other information filed by Caravan, including its registration statement, can be inspected and copied on the SEC's home page on the World Wide Web at http://www.sec.gov or at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549.

     Caravan will provide without charge to each person who receives a copy of the prospectus which is a part of this registration statement, upon written or oral request, a copy of any of the information incorporated herein by reference, not including exhibits. Such requests should be made in writing to Nancy Wells, President, Caravan Acquisition Corporation, 1118 Homer Street, Suite 229, Vancouver, British Columbia, Canada V6B 6L5, or by telephone at 604/899-3224.

                        CARAVAN ACQUISITION CORPORATION

     Caravan is a development stage company which intends to be a provider of travel reservation services and travel and vacation related information both on the Internet and by 24-hour operator assistance. Caravan intends to provide live operator service to its customers to assist them in navigating Caravan's Web site and to allow its customers to make hotel and travel reservations directly through operator assistance rather then online. Caravan intends to target the high-end vacation traveler and travel agencies. Caravan, through its Web site, www.evacationpro.com, intends to offer its users exposure to a broad
          --------------------
base of travel information as well as an opportunity to secure all travel requirements directly online.

     On November 30, 2000, Caravan issued an aggregate of 4,700,000 shares of its common stock in exchange for the assets of eVacationPro.com, an unincorporated Canadian business. Simultaneously, Caravan redeemed 4,700,000 shares of its outstanding shares of common stock from its sole shareholder at a redemption price equal to the par value of the shares, $.0001 per share. Caravan filed with the Securities and Exchange Commission a Form 8-K on December 14, 2000 describing the acquisition of assets.

                                    BUSINESS

Business Development

     Caravan anticipates developing its Internet travel services utilizing the Caravan Web site located at www.eVacationPro.com. Caravan anticipates
                            --------------------
developing the eVacationPro name and brand identity capitalizing on the growth of the online purchasing of travel reservations specializing in the needs of one specific travel segment: the high end vacation traveler.

     Caravan intends to create a Web site (i) utilizing existing resources available through links to other Web sites and (ii) providing primary resource and information directly on the Caravan Web site.

     The Caravan Web will be designed to provide:

          - online reservations for hotel, air transportation and car rentals;

          - online bookings for specific services such as restaurant reservations, golf tee times, motor home rentals, babysitting services and tour reservations;

          - online sales of vacation-related products such as sporting equipment, travel book sales and luggage; and

          - online sales of resort and timeshare opportunities.

     Caravan anticipates that its Web site will be operating by July 1, 2001 and that it will simultaneously have its customer service operate 24 hours a day, seven days a week.

     The eVacationPro.com online Web site will include several features that allow users to easily search for information and to secure travel reservations online. The Web site is being designed for ease of use and efficiency to book travel reservations quickly. The eVacationPro.com Web site will use IONA Orbix technology to allow for safe transmission of credit card information. Caravan intends to take steps to assure customers that eVacationPro.com meets strict online security and business standards.

     The eVacationPro.com Web site will offer one-stop travel shopping and reservation services, providing reliable, real-time access to schedule, pricing and availability information for airlines, hotels, car rental companies, and vacation packages. In addition to reservation services, eVacationPro.com will offer discounted and promotional fares, travel news and destination information on hundreds of cities and countries worldwide.

     Caravan intends to generate revenues from advertising fees and sponsorship arrangements. Caravan intends to create relationships with advertisers with links to those advertisers on the Caravan Web site homepage. Caravan believes that, in general, advertisers are moving away from traditional forms of banner advertising to this more customized approach.

     As part of development of its Web site and the services it can offer, Caravan intends to have links on its homepage to several travel-related Web site advertisers which allow potential customers to click directly to that Web site. These Web site links will provide services or information that supplements the travel services provided by Caravan. Caravan does not wish to duplicate services already available on the Internet but to supplement the gaps in information or services not covered by these advertisers (particularly centered to the high-end traveler) and to provide easily accessible links to those advertisers' Web sites.

     Caravan anticipates that it will receive referral fees from purchases made by its customers that click links to its advertisers' Web sites from its homepage. Caravan has not entered into any written agreements with any travel-related advertisers that might offer Web site links, but has been in verbal discussions and understands that referral fees are cusomtarily paid by such advertisers.

Customers

     As of March 1, 2001, Caravan had no customers.

Marketing and Strategy

     Caravan's marketing strategy intends to include, but not be limited to, the following points:

     Expansion of the eVacationPro.com brand through an advertising program that utilizes both off-line and online media, including television, print, radio, and the Internet. Caravan plans to enter into joint promotion campaigns with travel agencies and travel service suppliers.

     Continuing emphasis on increasing the efficiency and effectiveness of its Web site through enhancement of the underlying infrastructure and investments in improved technology. Caravan will continue to develop the functionality, features, and content of its Web site, and in particular, to increase its level of personalization.

     Continuously increase in the value it provides to its suppliers by developing new ways for these advertisers and suppliers to effectively market and distribute their products to Caravan's potential online customers.

     Caravan anticipates implementing various marketing efforts in order to secure and expand the development of content and traffic through its Web site including:

     - Alliances with leading travel sites;

     - Establishing partnerships to provide Caravan with updated technology to enhance Caravan's Web site and to increase its functionality;

     - Joint marketing initiatives with traditional media travel sources;

     - Travel contests;

     - Chat room forums for one-on-one and group interaction;

     - Reciprocal advertising and links with other sites.

Competition

     The online travel services market is rapidly evolving and intensely competitive. Caravan will compete with a variety of companies with respect to each product or service that it offers, including:

     - online travel agents such as Expedia, a majority-owned subsidiary of Microsoft, Travelocity and others;

     - consolidators and wholesalers of airline tickets and other travel products, including shopping clubs and online consolidators such as Cheaptickets.com, and Priceline.com;

     - individual airlines, hotels, rental car companies, cruise operators and other travel service providers, some of which may become suppliers to Caravan's Web site and some of which may offer travel services directly through Caravan's own Web site;

     - alliances by travel suppliers and

     - local, regional, national and international traditional travel agencies.

     As the market for online travel services grows, Caravan believes that the range of companies involved in the online travel services industry, including travel suppliers, traditional travel agencies, travel industry information providers, online portals and e-commerce providers, will increase their efforts to develop services that will compete with Caravan's Web Site.

Government Regulation

     Caravan must comply with laws and regulations relating to its sales activities, including those prohibiting unfair and deceptive practices and those requiring Caravan to register as a seller of travel services, and comply with disclosure requirements and participate in state restitution funds. In addition, many of Caravan's travel suppliers and global distribution systems are heavily regulated by the United States and other governments and Caravan is indirectly affected by such regulation.

     Currently, relatively few laws and regulations directly apply to the Internet and commercial online services. Federal, state and local governmental organizations, as well as foreign governments, are considering legislative and regulatory proposals that would regulate the Internet, and will likely consider additional proposals in the future. Caravan does not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws regulating issues such as property ownership, sales and other taxes, libel and personal privacy, to the Internet. The growth and development of the market for online commerce has prompted calls for more stringent consumer protection laws that may impose additional burdens on companies that conduct business online.

Employees

     As of March 1, 2001, Caravan had two full time employees and one advisor. The loss of key personnel could have a material adverse effect on Caravan's business and its results of operations. See "Risk Factors".

Physical Facilities and Offices

     Caravan's administrative offices, executive offices and manufacturing facility are located at 1118 Homer Street, Suite 229, Vancouver, British Columbia, Canada V6B 6L5, consisting of approximately 600 square feet. Caravan leases its facility at a monthly rate of $920 (US). Caravan's lease term commenced on March 17, 2001 and runs for a period of one year. Caravan believes that its leased properties are adequate for its current and immediately foreseeable operating needs. Caravan does not have any policies regarding investments in real estate, securities or other forms of property.

     Caravan also maintains an office in the United States located at 1408-3600 Marina Pointe Drive, Marina Del Rey, California 90292 and its telephone number is 877/577-5118. This property is owned by a shareholder of Caravan who permits Caravan to use such address at no cost.

     Caravan's mailing address is 1118 Homer Street, Suite 229, Vancouver, British Columbia, Canada V6B 6L5 Caravan's telephone number is 604/899-3224 and its facsimile number is 604/899-3225. Caravan is developing an Internet Web site at http://www.evacationpro.com.
   ---------------------------

Legal Proceedings

     There is no current outstanding litigation in which Caravan is involved other than routine litigation incidental to ongoing business.

Transfer Agent

     Caravan's transfer agent is Pacific Stock Transfer Company, 5844 S. Pecos Road, Las Vegas, Nevada 89120.

                                USE OF PROCEEDS

     The shares of common stock covered by this prospectus are to be sold by Caravan's shareholders and Caravan will not receive any proceeds from such sales.

                                DIVIDEND POLICY

     Caravan has not paid any cash dividends on its common stock since inception and Caravan does not anticipate paying any cash dividends on its common stock in the foreseeable future. Caravan intends to retain future earnings, if any, to finance the expansion and development and of its business. Caravan's board of directors will determine, in its sole discretion, whether to declare any dividends on Caravan's common stock in the future, based on its earnings, capital requirements, financial position, general economic conditions, and other relevant factors then existing.

                               PLAN OF OPERATION

     The following discussion is intended to provide an analysis of Caravan's financial condition and should be read in conjunction with Caravan's financial statements and the financial statement notes. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the development plans for the growth of Caravan, trends in the results of Caravan's development, operating expenses and Caravan's anticipated capital requirements and capital resources. Caravan's actual results could differ materially from the results discussed in the forward-looking statements.

     This report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Although Caravan believes that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to be correct.

General

     Caravan Acquisition Corporation intends to be a provider of travel reservation services and travel content both on the Internet and through 24-hour operator assistance targeted to the high-end vacation traveler and travel agencies. Caravan, through its Web site, www.evacationpro.com, intends to offer
                                         --------------------
its users exposure to a broad base of travel information as well as the opportunity to secure all travel requirements directly online.

Liquidity

     To date, Caravan has raised funds through the issuance of shares of its common stock and shareholder contribution. The funds Caravan has raised to date have been applied towards legal fees, accounting fees, lease payments, phone service payments and Caravan's general day to day operations.

     Caravan has received advances in the amount of $1,488 from one of its securityholders for funding of working capital requirements and start-up expenses incurred by Caravan. These advances have been repaid.

     Caravan received funds from a securityholder reflected in its audited financial statements as additional paid-in capital. There is no expectation of repayment of these funds and the securityholder contributed the funds in anticipation of assisting the company in its development and thereby increasing the value of the securities held by the securityholder. See "Financial Statements as of December 31, 2000".

     Caravan believes that it currently has enough cash on hand to enable it to operate for the next 5 months; however, Caravan will need a minimum of $150,000 to complete the construction of its eVacationPro.com Web site. Caravan is operating at a loss and will need additional funds to develop its operations. Caravan may seek additional capital through an offering of its equity securities, an offering of debt securities or by obtaining financing through a bank or other entity.

     Unless Caravan obtains additional financing through operations, investment capital, borrowing or otherwise, it will not be able to meet its obligations as they come due and it will be unable to execute its long-term business plan. At December 31, 2000, Caravan's loss, working capital deficiency, and stockholder's deficiency of $50,902, $872 and $402 respectively, raise substantial doubts about Caravan's ability to continue as a going concern.

Plan of Operation

     The Caravan business plan anticipates developing its Internet travel services utilizing the Caravan Web site located at www.eVacationPro.com.
                                                   --------------------
Caravan anticipates developing the eVacationPro name and brand identity capitalizing on the growth of the online purchasing of travel reservations specializing in the needs of one specific travel segment: the high end vacation traveler.

     Caravan intends to create a Web site (i) utilizing existing resources available through links to other Web sites and (ii) providing primary resources and information directly on the Caravan Web site.

     Caravan anticipates that it will receive referral fees from purchases made by its customers that click links to its advertisers' Web sites from its homepage. Caravan has not entered into any written agreements with any travel-related advertisers that might offer Web site links, but has been in verbal discussions and understands that referral fees are customarily paid by such advertisers. These fees are subject to change if and when a written agreement or final understanding is reached with the advertiser to place its name/logo on the Caravan Web site and to provide click-through capabilities to that advertiser's Web site.

     Adventuroustraveler.com typically pays 7% to 12% on all goods purchased by consumers that were referred to the Adventuroustraveler.com Web site from linked Web sites.

     Bentley's Travelware typically pays 10% on all goods purchased by consumers that were referred to the Bentley's Travelware Web site from linked Web sites.

     Enterprise Rent-A-Car typically pays 1% to 2% on selected goods purchased by consumers that were referred to the Enterprise Rent-A-Car Web site from linked Web sites.

     Hotwire typically pays 1% on all goods or $3 on selected goods purchased by consumers that were referred to the Hotwire Web site from linked Web sites.

     Milepoint, Inc. typically pays $1 on all goods purchased by consumers that were referred to the Milepoint Web site from linked Web sites.

     Opentable.com typically pays 10% on all goods or $5 on selected goods purchased by consumers that were referred to the Opentable.com Web site from linked Web sites.

     Priceline.com typically pays 1% to 3% on all goods or $20 on selected goods purchased by consumers that were referred to the Priceline.com Web site from linked Web sites.

     Suitestay.com typically pays $50 on all goods purchased by consumers that were referred to the Suitestay.com Web site from linked Web sites.

     Over the next twelve months, Caravan intends

     (i) to invest in expanding awareness of the eVacationPro.com brand through an advertising program that utilizes both off-line and online media, including television, print, radio, and the Internet. Caravan also plans to enter into joint promotion campaigns with travel agencies and travel service suppliers; and

     (ii) to continuously increase the efficiency and effectiveness of its Web site through enhancement of the underlying infrastructure and investments in improved technology to anticipate increased transaction volume. Caravan will also continue to develop the functionality, features, and content of its Web site, and in particular, to increase its level of personalization; and

     (iii) to continuously increase the value it provides to its suppliers by developing new ways for these advertisers and suppliers to effectively market and distribute their products to Caravan's potential online customers.

     Caravan intends to generate revenues from advertising fees and sponsorship arrangements. Caravan intends to provide its advertisers with the technological resources needed to present information in an attractive and easy-to-use format. Caravan believes that, in general, advertisers are moving away from traditional forms of banner advertising to this more customized approach.

     Caravan does not expect to purchase or sell any manufacturing facilities or significant equipment over the next twelve months.

     Caravan does not foresee any significant changes in the number of its employees over the next twelve months. Because Caravan will offer its services over the Internet, Caravan believes that it will add approximately four or five employees. Over the next twelve months, Caravan intends to hire additional employees which will serve as operators of Caravan's phone support services.

                                   MANAGEMENT

     The following table sets forth certain information regarding the members of Caravan's board of directors and its executive officers:

     Name                         Age        Position
     ----                         ---        --------

     Nancy Wells                  35           President, Director

     Alina Nikolaeva              33           Secretary, Treasurer and Director

     Huitt Tracey                 41           Director

     Caravan's directors hold office until the next annual meeting of its shareholders or until their successors are duly elected and qualified.
Caravan's executive officers serve at the pleasure of the Board of Directors. Set forth below is a summary description of the principal occupation and business experience of each of Caravan's directors and executive officers for at least the last five years.

     Nancy Wells has served as Caravan's President and a director since November 30, 2000. From 1995 to 2000, Ms. Wells served as a private communications consultant to various companies, including public companies. Since March, 2000, Ms. Wells has served as president of Cyan Capital, Inc., a private company specializing in venture financing and as president of Wells Media, Inc., a privately-owned company specializing in communications. In 1988, Ms. Wells received her Bachelor of Arts degree from Memorial University of Newfoundland.

     Alina Nikolaeva has served as Caravan's Secretary, Treasurer and a director since November 30, 2000. From 1995 to 2000, Ms. Nikolaeva served as director of Slavko Enterprises, Inc., a private internet marketing company. From September 1998 to September 2000, Ms. Nikolaeva served as a director of Absolutefuture.com, Inc., a public company specializing in e-commerce applications whose stock is quoted on the OTC Bulletin Board. In 1990, Ms. Nikolaeva received her degree in chemical engineering from the Academy of Chemical Technology of Russia.

          Huitt Tracey has served as Caravan's director since November 30, 2000. Since January, 1999, Mr. Tracey has been a self-employed private investor. As of January 1, 2001, Mr. Tracey became president of Talltree Resources, a Canadian public company in the precious metals mining field. From 1997 to December, 1998, Mr. Tracey managed investor relations for Neary Resources Corporation, a Vancouver, British Columbia public company. From 1988 to 1997, Mr. Tracey served as an accountant executive with Haywood Securities, Inc., Vancouver, British Columbia brokerage firm.

Executive Compensation

     No officer or director received compensation from Caravan in excess of $100,000 during the fiscal year ended December 31, 2000.


                          SUMMARY COMPENSATION TABLE

     Name and Principal Position        Year      Salary
     ---------------------------        ----      ------

     Nancy Wells                        2000      $ 0 (1)

(1)  Payments to Ms. Wells as President of Caravan began in 2001.

Employment Agreements

     On February 7, 2001, Caravan entered into an agreement with its President, Nancy Wells, to oversee Caravan's daily operations. Pursuant to such agreement, Caravan has agreed to pay Ms. Wells a monthly fee of $2,400.

Indemnification of Officers, Directors, Employees and Agents

     Caravan's Certificate of Incorporation and by-laws provide that Caravan shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify its directors, as well as any of Caravan's officers or employees to whom Caravan has agreed to grant indemnification.

     Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director

     -for breach of the director's duty of loyalty to the corporation or its stockholders;

     -for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     -under Section 174 (relating to the liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law; or

     -for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by laws, any agreement, vote of shareholder or otherwise.

     The effect of the foregoing is to require Caravan to indemnify its officers and directors for any claim arising against such person in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to Caravan's best interests, and, with respect to any criminal actions or proceedings, had no reasonable cause to believe his conduct was unlawful.

     Caravan has adopted a charter provision that requires it to indemnify all of the present and former directors, officers, agents and employees of Caravan to the fullest extent permitted by Delaware law. In connection with Caravan's indemnification obligations to such persons, Caravan may make advances to cover a person's expenses provided that Caravan receives an undertaking from such person to repay the advances unless the person is ultimately determined to be entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Caravan's directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise,

Caravan has been advised that in the opinion of the Securities and Exchange Commission indemnification for such liabilities is against public policy as expressed in the Securities Act and is therefore unenforceable.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of the date of this prospectus regarding the beneficial ownership of Caravan's common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to the exercise of any warrants or options held by the named securityholder exercisable within 60 days of the date of this prospectus.

                                           Shares of                    Percentage of Shares of
                                          common stock                      Class Owned (2)
Name, Position and Address           Beneficially Owned (1)           Prior to            After
--------------------------           ----------------------
                                                                      Offering           Offering
                                                                      --------           --------
Nancy Wells (3)                             1,400,000                   13.7%              13.2%
President and Director
229-1118 Homer St.
Vancouver, BC V6B 6L5
Canada

Alina Nikolaeva (3)                         1,400,000                   13.7%              13.2%
Secretary, Treasurer and Director
3101-1068 Hornby St.
Vancouver, BC V6Z 2Y7
Canada

Huitt Tracey                                   10,000                    (*)                (*)
Director
601-475 Howe St.
Vancouver, BC V6C 2B3
Canada

All executive officers and                  2,810,000                   27.5%              26.5%
directors  as a group (3 persons)

* Represents less than 1% of Caravan's outstanding shares of common stock.

(1)  Based upon 10,208,500 shares of Caravan's common stock outstanding.
(2)  There are no options or warrants currently outstanding.
(3) The named officer is also a selling securityholder. The percentage of shares held after completion of the offering assumes the sale of 50,000 shares offered by the named selling securityholder.

                            SELLING SECURITYHOLDERS

     Caravan is registering for offer and sale by the holders thereof 2,616,900 shares of common stock held by 51 securityholders. The selling securityholders may offer their shares for sale on a continuous basis pursuant to Rule 415 under the 1933 Act. See "Risk Factors".

     All of the selling securityholders' shares registered in this prospectus will become tradeable on the effective date of the registration statement of which this prospectus is a part.

     The following table sets forth the beneficial ownership of the securities of Caravan held by each person who is a selling securityholder.

                                       Number of              Number of Shares      Percent of Stock Owned
                                       Shares of Common       Of Common Stock       Prior to        After
Name and Address                       Stock Owned            Offered herein        Offering(1)     Offering(2)
----------------                       -----------            --------------        ----------      -----------
Ed Alfke                                    900                        900               (*)             0%
212-251 6/th/ Street SE
Salmon Arm, BC V1E 1S9

A.L.X. Capital Group Ltd.               490,000                    490,000             4.79%             0%
Condor House
19 West Street
Nassau, Bahamas

Robert Anderson                          30,000                     30,000               (*)             0%
#605 28 Powell Street
Vancouver, BC

Ken Ashdown                               1,000                      1,000               (*)             0%
105-1820 West 3rd Avenue
Vancouver, BC V6J 1K8

Amy Bains                                 1,000                      1,000               (*)             0%
1602-1640 Alberni Street
Vancouver, BC V6G 1A7

Sonja Banman                              1,000                      1,000               (*)             0%
7420 Garden City Road,
Richmond, BC V6Y 2N3

Nick Bieler                                 500                        500               (*)             0%
1627 220/th/ Pine
Sammamish, WA 98074

Steve Butler                                500                        500               (*)             0%
544 1917 West 4/th/ Avenue
Vancouver, BC V6J 1M7

Carlo Corra                               1,000                      1,000               (*)             0%
6950 Doman Street
Vancouver, BC V5S 3H7

Andrew Costen                             1,000                      1,000               (*)             0%
#4 2226 York Avenue
Vancouver, BC V6K 1C6

Michael Curlook                          10,000                     10,000               (*)             0%
West 12/th/ Avenue
Vancouver, BC

Wade Dawe                                 1,000                      1,000               (*)             0%
36 Condor Road
Bedford, Nova Scotia
B4A 3K8

Neil Davey                                    10,000          10,000            (*)                0%
#106-2535 Alberta Street
Vancouver, BC V5Y 3L2

Blake Desaulniers                             17,000          17,000            (*)                0%
6612 183rd Street
Vancouver, BC V3S 9A1

Bruce Diemert                                  1,000           1,000            (*)                0%
305-1080 Gilford Street
Vancouver, BC V6G 2P4

Discovery Management                          10,000          10,000            (*)                0%
Services Ltd.
4039 Sunset Blvd
North Vancouver, BC V7R 3Y7

Nicole Dobernig                               10,000          10,000            (*)                0%
#5-1668 Alberni Street
Vancouver, BC V6G 1A6

DP Martin & Associates Inc.                    8,000           8,000            (*)                0%
203 Royal Poinciana Way
Palm Beach, Florida 33480

Jose Faria                                     4,000           4,000            (*)                0%
#1303-1159 Main Street
Vancouver, BC

Five Seas Securities Ltd.                    480,000         480,000            4.7%               0%
70 Wulf Road,
Nassau, Bahamas

Galloway Financial                            28,000          28,000            (*)                0%
Services Inc.
Harriet House, Spry Street
Bridgetown, Barbados

Grand Marais Investments Ltd.                  5,000           5,000            (*)                0%
850-999 West Hastings Street
Vancouver, BC V6C 2W2

Brian Kurlick                                  1,000           1,000            (*)                0%
807-1238 Richards Street
Vancouver, BC V6B 3G2

Jerry Minni                                      500             500            (*)                0%
1104-750 West Pender Street
Vancouver, BC V6C 2T8

Kevin Moe                                      1,000           1,000            (*)                0%
808 Beach Avenue
Vancouver, BC V6C 2B3

Cameron Moriarty                               1,000           1,000            (*)                0%
5-1668 Alberni Street
Vancouver, BC V6G 1A6

Alina Nikolaeva(3)                         1,400,000          50,000              13.7%            13.2%
#3101-1068 Hornby St.
Vancouver, BC V6Z 2Y7
Canada

Geoff Orr                                     10,000          10,000               (*)              0%
1488 Gordon Street
West Vancouver, BC

Pacific Holding & Investments                490,000          50,000               (*)              0%
Company
IDB House
East Bay Street
Nassau, Bahamas

Jeff Palffy                                    4,000           4,000               (*)              0%
845 3/rd/ Street
Vancouver, BC V7T 2J2
604-899-0456

Richard Pelcz                                 10,000          10,000               (*)              0%
318C-11831 80/th/ Avenue
Delta, BC V4C 1X1

Protek Investors                             480,000         480,000               4.7%             0%
Company Limited
Tropic Isle Building
Wickhams Cay, Road Town, Torrola,
British Virgin Island

Richard Purcell                                1,000           1,000               (*)              0%
1408-13600 Marina Pointe Dr.
Marina del Rey, California 90292

George Reiser                                  1,000           1,000               (*)              0%
541 Howe Street 3/rd/ floor
Vancouver, BC V6C 2C2

Rufus Investments Corp.                        2,000           2,000               (*)              0%
317-1922 West 7/th/ Avenue
Vancouver, BC V6J 1T1

James Schouw                                   1,000           1,000               (*)              0%
1247 Homer Street
Vancouver, BC V6B 2Y9

Viatcheslav Shulyov                            5,000           5,000               (*)              0%
406-990 Broughton St.
Vancouver, BC V6G 2A5

Nadwynn Sing                                   1,000           1,000               (*)              0%
803-289 Drake Street
Vancouver, BC V6B 5Z5

Greg Stirling                                  1,000           1,000               (*)              0%
2902-1155 Homer Street

Vancouver, BC V6B 5T5

Graham Taylor                                  1,000           1,000            (*)             0%
2206-950 Cambie Street
Vancouver, BC V6B 5X6

Wayne Tisdale                                  1,000           1,000            (*)             0%
404-110 Cambie Street
Vancouver, BC V6B 2M8

Topace Investment Capital                    480,000         480,000            4.7%            0%
  Limited
Churchill Building
Front Street, Grand Turk
Turk & Caicos Islands

TPG Capital Corp. (4)                        300,000         300,000            2.9%            0%
1504 R Street NW
Washington, DC 9004

Mark Vanderbyl                                 1,000           1,000            (*)             0%
2601-198 Aquarius Mews
Vancouver, BC V6Z 2Y4

Robert Valeriote                               1,000           1,000            (*)             0%
1-2535 West 2nd Avenue
Vancouver, BC V6K 1J7

Rob Wells(5)                                  40,000          40,000            (*)             0%
2285 132A Street
Surrey, BC V4A 9W5

David Wells(5)                                10,000          10,000            (*)             0%
#5 Bideford Place
St. John's, Newfoundland
A1B 2W5

Nancy Wells(6)                             1,400,000          50,000           13.7%         13.2%
2001-198 Aquarius Mews
Vancouver, BC V6Z 2Y4

Alison Wells(7)                                1,000           1,000           (*)              0%
1408-13600 Marina Pointe Dr.
Marina del Rey, California
90292

Rudy De Yonge                                    500             500           (*)              0%
#305-1812 Greer Avenue
Vancouver, BC V6J 1C5

Robert Zalaudek                                1,000           1,000           (*)              0%
701-4660 West 10th Avenue
Vancouver, BC V6R 2J6

Total                                                      2,616,900          25.63%

* Represents less than 1% of Caravan's outstanding shares of common stock.

(1)  Based upon 10,208,500 shares of Caravan's common stock outstanding.
(2) Assumes the sale of all of the shares offered by the selling securityholders.
(3) The named shareholder is the Secretary, Treasurer and a director of Caravan.
(4) James M. Cassidy, the director and controlling shareholder of TPG Capital Corporation, is the principal of Cassidy & Associates, the law firm which assisted Caravan in the preparation of this prospectus.
(5)  The named shareholder is a brother of Nancy Wells, Caravan's President.
(6)  The named shareholder is the President and a director of Caravan.
(7)  The named shareholder is the sister of Nancy Wells, Caravan's President.

     Caravan will not receive any proceeds from the sale of any shares by the selling securityholders. Caravan is bearing all expenses in connection with the registration of the selling securityholder's shares.

     The shares owned by the selling securityholders are being registered pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission which Rules pertain to delayed and continuous offerings and sales of securities. In regard to the selling securityholder's shares offered under Rule 415, Caravan has made certain undertakings in Part II of the registration statement of which this prospectus is a part pursuant to which, in general, Caravan has committed to keep this prospectus current during any period in which offers or sales are made pursuant to Rule 415.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Caravan has received advances in the amount of $1,488 from one of its securityholders for funding of working capital requirements and start-up expenses incurred by Caravan. These advances have been repaid.

     Caravan received funds from a securityholder reflected in its audited financial statements as additional paid-in capital. There is no expectation of repayment of these funds and the securityholder contributed the funds in anticipation of assisting the company in its development and thereby increasing the value of the securities held by the securityholder. See "Financial Statements as of December 31, 2000".

                           DESCRIPTION OF SECURITIES

Common Stock

     Caravan is authorized to issue 100,000,000 shares of common stock, $.0001 par value per share, of which 10,208,500 shares were outstanding as of the date of this prospectus.

     Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Caravan, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

     Holders of common stock have no preemptive rights to purchase Caravan's common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

     Caravan is authorized to issue 20,000,000 shares of preferred stock, $.0001 par value per share. As of the date of this prospectus, there were no shares of preferred stock outstanding. The board of directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Caravan without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, Caravan has no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

Penny Stock Regulation

     Penny stocks generally are equity securities with a price of less than $5 per share other than securities registered on certain national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell Caravan's common stock. The foregoing required penny stock restrictions will not apply to Caravan's common stock if such stock reaches and maintains a market price of $5 or greater.

Additional Information Describing Securities

     Reference is made to applicable statutes of the State of Delaware for a description concerning statutory rights and liabilities of shareholders.

Trading of Shares

     There are no outstanding options, options to purchase, or securities convertible into shares of Caravan's common stock other than the securities described herein. Caravan has not agreed with any shareholders, to register their shares for sale, other than for this registration. Caravan does not have any other public offerings in process or proposed.

Trading Market: Admission to Quotation on Nasdaq SmallCap Market or OTC Bulletin Board

     There is currently no public market for the securities of Caravan. If Caravan meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board or the Nasdaq SmallCap Market. If Caravan's securities are not quoted on the OTC Bulletin Board, a securityholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, Caravan's securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board Caravan's securities will trade on the OTC Bulletin Board until a future time, if at all, that Caravan applies and qualifies for admission to quotation on the Nasdaq SmallCap Market. Caravan may not now and it may never qualify for quotation on the OTC Bulletin Board or be accepted for listing of its securities on the Nasdaq SmallCap Market.

      To qualify for admission to quotation on the Nasdaq SmallCap Market, an equity security must, in relevant summary,

     (1)  be registered under the Exchange Act;

     (2) have at least three registered and active market makers, one of which may be a market maker entering a stabilizing bid;

     (3) for initial inclusion, be issued by a company with $4,000,000 in net tangible assets, or $50,000,000 in market capitalization, or $750,000 in net income in two of the last three years (if operating history is less than one year then market capitalization must be at least $50,000,000);

     (4) have at a public float of at least 1,000,000 shares with a value of at least $5,000,000;

     (5)  have a minimum bid price of $4 per share; and

     (6)  have at least 300 beneficial shareholders.

Reports to Shareholders

     Caravan will furnish to holders of its common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. Caravan may issue other unaudited interim reports to its shareholders as it deems appropriate.

                             PLAN OF DISTRIBUTION

Sales by Non-Affiliated Selling Securityholders

      After effectiveness of this prospectus, the non-affiliated selling securityholders may offer and sell their shares at a price and time determined by them without regard to Rule 144. Of the 2,616,900 shares registered in this prospectus, 100,000 shares are held by affiliates of Caravan and 2,516,900 are held by non-affiliates.

      Section 4(3) of the Securities Act provides an exemption from the registration provisions of the Securities Act for transactions by a dealer for transactions occurring within 40 days of the effective date of a registration statement for the securities or prior to the expiration of 40 days after the first date upon which the security was offered to the public.

Sales by Affiliates

      Sales of the securities by affiliates of Caravan are subject to the volume limitations imposed by Rule 144 even if the shares are registered in this prospectus or elsewhere. An affiliate who holds unrestricted securities may sell, within any three month period, a number of the shares of Caravan that does not exceed the greater of one percent of the then outstanding shares of the class of securities being sold or, if Caravan's securities are trading on the Nasdaq Stock Market or an exchange at some time in the future, the average weekly trading volume during the four calendar weeks prior to such sale.

Resales of the Securities under State Securities Laws

      The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Sales of the securities in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker). It is anticipated that following the effective date the selling securityholders' securities will be eligible for resale in the secondary market in each state.

      If Caravan meets the requirements of the OTC Bulletin Board it will apply for listing thereon. When and if it should qualify, if ever, it intends to apply for quotation of its securities on the Nasdaq SmallCap Market. Caravan may not qualify for listing of its securities on the OTC Bulletin Board or may never satisfy the qualifications to be quoted on the Nasdaq SmallCap Market. If it should be accepted for listing thereon, then the underwriters may engage in passive market making transactions in Caravan's common stock in accordance with Rule 103 of Regulation M.

      Following the completion of this offering, one or more broker-dealers may act as the principal market makers for the securities offered hereby. A broker-dealer acting as a market maker for a particular security will purchase and sell such securities for its own account, will maintain an inventory of such securities and may actively assist in the sale of these securities by producing research reports, recommending the security to its clients or otherwise. Under these circumstances, the market bid and asked prices for the securities may be significantly influenced by decisions of the market makers to buy or sell the securities for their own account. The market making activities of any market maker, if commenced, may subsequently be discontinued.

      By Rule 101 of Regulation M, participants in a distribution, including underwriters acting as market makers, are prohibited from bidding for, purchasing, or inducing the purchase of the distributed security during an applicable restricted period. Rule 103 provides an exemption to such restriction and certain distribution participants, including market makers, may engage in passive market making transactions provided the conditions of Rule 103 are met. Certain of these conditions include, among other conditions including price and volume limitations, that market maker must be acting in its capacity as a market maker and the security is one quoted on Nasdaq.

                                 LEGAL MATTERS

Legal Proceedings

     Caravan is not a party to any litigation and management has no knowledge of any threatened or pending litigation against it.

Legal Opinion

     Cassidy & Associates, Washington, D.C., has given its opinion as attorneys-at-law that the shares of common stock offered by the selling securityholders are fully paid, validly issued and non-assessable. Cassidy & Associates has passed on the validity of the common stock offered by the selling securityholders but purchasers of such common stock should not rely on Cassidy & Associates with respect to any other matters.

     James M. Cassidy is the principal of Cassidy & Associates and is the director and controlling shareholder of TPG Capital Corporation, a selling securityholder in this prospectus.

                                    EXPERTS

     The audited financial statements for the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of Weinberg & Company, P.A., independent accountants, given on the authority of such firm as experts in auditing and accounting.

                        CARAVAN ACQUISITION CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                   CONTENTS
                                   --------

PAGE       1         INDEPENDENT AUDITORS' REPORT

PAGE       2         BALANCE SHEET AS OF DECEMBER 31, 2000

PAGE       3         STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
                     2000 AND FOR THE PERIOD FROM MARCH 24, 1999 (INCEPTION) TO
                     DECEMBER 31, 2000

PAGE       4         STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY FOR THE
                     PERIOD FROM MARCH 24, 1999 (INCEPTION) TO DECEMBER 31, 2000

PAGE       5         STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31,
                     2000 AND FOR THE PERIOD FROM MARCH 24, 1999 (INCEPTION) TO
                     DECEMBER 31, 2000

PAGES    6 - 10      NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------


To the Board of Directors of:
Caravan Acquisition Corporation
(A Development Stage Company)

We have audited the accompanying balance sheet of Caravan Acquisition Corporation (a development stage company) as of December 31, 2000 and the related statements of operations, changes in stockholders' deficiency and cash flows for the year ended December 31, 2000 and for the period from March 24, 1999 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Caravan Acquisition Corporation (a development stage company) as of December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000 and for the period from March 24, 1999 (inception) to December 31, 2000 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has had a substantial loss from operations, and working capital and equity deficiencies. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters is also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                              WEINBERG & COMPANY, P.A.


Boca Raton, Florida
February 8, 2001

                        CARAVAN ACQUISITION CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 2000
                            -----------------------

                                    ASSETS
                                    ------
CURRENT ASSETS
 Cash                                                                 $     130
 Prepaid expenses                                                           486
                                                                      ---------
   Total Current Assets                                                     616

OTHER ASSETS
 Intangibles                                                                470
                                                                      ---------

TOTAL ASSETS                                                          $   1,086
------------                                                          =========


                   LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                   ----------------------------------------

CURRENT LIABILITIES
 Loan payable - stockholder                                           $   1,488
                                                                      ---------
   Total Current Liabilities                                              1,488
                                                                      ---------

STOCKHOLDERS' DEFICIENCY
 Preferred Stock, $.0001 par value, 20,000,000 shares authorized,             -
  none issued and outstanding
 Common Stock, $.0001 par value, 100,000,000 shares authorized,
  5,000,000 issued and outstanding                                          500
 Additional paid-in capital                                              50,535
 Deficit accumulated during development stage                           (51,437)
                                                                      ---------

   Total Stockholders' Deficiency                                          (402)
                                                                      ---------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                        $   1,086
----------------------------------------------                        =========

                See accompanying notes to financial statements.

                        CARAVAN ACQUISITION CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                           STATEMENTS OF OPERATIONS
                           ------------------------

                                                                                     March 24, 1999
                                                      For the Year Ended              (Inception) to
                                                      December 31, 2000             December 31, 2000
                                                      -----------------             -----------------

INCOME                                                $               -             $               -
                                                      -----------------             -----------------
EXPENSES
 Professional fees                                               50,000                        50,000
 Organization expense                                                 -                           535
 Rent                                                               439                           439
 Website costs                                                      423                           423
 Licenses                                                            40                            40
                                                      -----------------             -----------------
  Total expenses                                                 50,902                        51,437
                                                      -----------------             -----------------

NET LOSS                                              $         (50,902)            $         (51,437)
--------                                              =================             =================

NET LOSS PER COMMON SHARE AND EQUIVALENTS -
 BASIC AND DILUTED                                    $           (0.01)            $           (0.01)
                                                      =================             =================

WEIGHTED AVERAGE SHARES OUTSTANDING DURING THE
 PERIOD - BASIC AND DILUTED                                   5,000,000                     5,000,000
                                                      =================             =================

               See accompanying notes to financial statements.

                        CARAVAN ACQUISITION CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
               STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                FOR THE PERIOD FROM MARCH 24, 1999 (INCEPTION)
                             TO DECEMBER 31, 2000
                             --------------------

                                                                                         DEFICIT
                                                                                       ACCUMULATED
                                         COMMON STOCK ISSUED          ADDITIONAL            DURING
                                                                       PAID-IN           DEVELOPMENT
                                         SHARES        AMOUNT          CAPITAL              STAGE              TOTAL
                                       ----------    --------      ---------------    ----------------       ---------
Common Stock Issuance                   5,000,000    $    500      $             -    $              -       $     500

Redemption of common stock             (4,700,000)       (470)                   -                   -            (470)

Stock issued for asset acquisition      4,700,000         470                    -                   -             470

Fair value of expenses contributed              -           -               50,535                   -          50,535

Net loss for the periods ended:
 December 31, 1999                              -           -                    -                (535)           (535)
 December 31, 2000                              -           -                    -             (50,902)        (50,902)
                                       ----------    --------      ---------------    ----------------       ---------

BALANCE AT DECEMBER 31, 2000
----------------------------            5,000,000    $    500      $        50,535    $        (51,437)      $    (402)
                                       ==========    ========      ===============    ================       =========

               See accompanying notes to financial statements.

                        CARAVAN AQUISITION CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                           STATEMENTS OF CASH FLOWS
                           ------------------------

                                                                                           March 24, 1999
                                                                For the Year Ended         (Inception) to
                                                                December 31, 2000         December 31, 2000
                                                              ---------------------     --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                      $             (50,902)     $            (51,437)
 Adjustment to reconcile net loss to net cash provided by
  operating activities
 Contributed expenses                                                        50,000                    50,535
 Increase in prepaid expenses                                                  (486)                     (486)
 Increase in loan payable - stockholder                                       1,488                     1,488
                                                              ---------------------     ---------------------

 Net cash provided by operating activities                                      100                       100
                                                              ---------------------     ---------------------

CASH FLOWS FROM INVESTING ACTIVITIES                                              -                         -
                                                              ---------------------     ---------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

 Proceeds from issuance of common stock                                           -                       500
 Funds used to redeem common stock                                             (470)                     (470)
                                                              ---------------------     ---------------------

 Net cash provided by (used in) financing activities                           (470)                       30
                                                              ---------------------     ---------------------

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                                                   (370)                      130

CASH AND CASH EQUIVALENTS - BEGINNING OF
 PERIOD                                                                         500                         -
                                                              ---------------------     ---------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                     $                 130      $                130
-----------------------------------------                     =====================     =====================

SUPPLEMENTAL DISCLOSURE OF NON - CASH INVESTING AND FINANCING ACTIVITIES:
------------------------------------------------------------------------

During 2000, the Company issued 4,700,000 shares of its common stock to acquire the intangible assets of E-vacation pro.com having a fair value of $470.


                See accompanying notes to financial statements

                        CARAVAN AQUISITION CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                           STATEMENTS OF CASH FLOWS
                           ------------------------



 NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
 -------------------------------------------------

       (A) Organization and Business Operations
       ----------------------------------------

       Caravan Acquisition Corporation (a development stage company) ("the Company") was incorporated in Delaware on March 24, 1999 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. At December 31, 2000, the Company had not yet commenced any formal business operations, and all activity to date relates to the Company's formation, acquisition of assets (See Note 4(B)) and proposed fund raising. The Company's fiscal year end is December 31.

       The Company's ability to commence operations is contingent upon its ability to raise the capital it will require to implement its business plan through the issuance of equity securities, debt securities, bank borrowings or a combination thereof.

       (B) Use of Estimates
       --------------------

       The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (C) Cash and Cash Equivalents
       -----------------------------

       For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

       (D) Income Taxes
       ----------------

       The Company accounts for income taxes under the Financial Accounting Standards Board of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax

                        CARAVAN AQUISITION CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                           STATEMENTS OF CASH FLOWS
                           ------------------------



       rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (E) Per Share Data
       ------------------

       Basic and diluted net loss per common share is computed based on the weighted average common shares outstanding as defined by Statement of Financial Accounting Standards, No. 128, "Earnings Per Share". Common stock equivalents have not been included in the computation of diluted loss per share since the effect would be anti-dilutive.

 NOTE 2 LOAN PAYABLE - STOCKHOLDER
 ---------------------------------

       The Company has received advances from a stockholder. The stockholder provided funding for working capital requirements and paid start-up expenses incurred by the Company. The amounts are non-interest bearing and due on demand.

 NOTE 3 COMMITMENTS AND CONTINGENCIES
 ------------------------------------

       Operating Lease
       ---------------

       The Company leases corporate office space under an operating lease. This lease has a remaining term expiring in 2002.

       Future minimum lease payments under operating leases are as follows at December 31, 2000:

                  2001                      $  11,011
                  2002                          2,313
                                            ---------
                                            $  13,324
                                            =========

       Rent expense under operating leases for the year ended December 31, 2000 and for the period from March 24, 1999 (inception) to December 31, 2000 was $439.

                        CARAVAN ACQUISITION CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 2000
                            -----------------------


 NOTE 4  STOCKHOLDERS' DEFICIENCY
 --------------------------------

       (A)  Preferred Stock
       ---------------------

       The Company is authorized to issue 20,000,000 shares of preferred stock at $.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

       (B) Common Stock
       ----------------

       The Company is authorized to issue 100,000,000 shares of common stock at $.0001 par value. The Company originally issued 5,000,000 shares of its common stock to TPG Capital Corporation ("TPG") pursuant to Rule 506 for an aggregate consideration of $500.

       On November 30, 2000, the Company redeemed from TPG 4,700,000 shares of its common stock for an aggregate consideration of $470.

       On November 30, 2000, the Company issued 4,700,000 shares of its common stock to acquire the intangible assets of E-vacation pro.com. The intangible assets acquired are shown on the balance sheet at their fair value of $470 and will be amortized using the straight-line method over a 5 year period commencing January 1, 2001.

       The Company had subscriptions receivable for 5,000,000 shares of its common stock for an aggregate amount of $500, which was received in January 2001.

       (C) Additional Paid-In Capital
       ------------------------------

       Additional paid-in capital at December 31, 2000 includes the fair value of the amount of organization and professional costs incurred by TPG on behalf of the Company (See Note 6) which amounted to $535. In addition, paid-in capital was credited for $50,000 which represented professional fees that were paid pursuant to the agreement discussed in Note 5 by an individual who owns a company that is a stockholder of the Company.

 NOTE 5  AGREEMENT
 -----------------

       1. On October 24, 2000, the business entity, whose assets were subsequently acquired by the Company, (See Note 4(b)) signed an agreement with TPG, a related entity (See Note 6). The agreement called for TPG to provide, among

                        CARAVAN ACQUISITION CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 2000
                            -----------------------

           other things, professional services relating to Securities and Exchange Commission filings and other securities matters.

 NOTE 6  RELATED PARTIES
 -----------------------

       TPG Capital is a stockholder of the Company. Legal services to the Company are being provided by a firm whose principal stockholder is the controlling stockholder TPG Capital.

 NOTE 7  INCOME TAXES
 --------------------

       Income tax expense (benefit) for the years ended December 31, 2000 and 1999 is summarized as follows:


                                                  2000               1999
                                            ----------------    ---------------
       Current:
        Federal                            $             -                  -
        State                                            -                  -

       Deferred:
        Federal                                          -                  -
        State                                            -                  -
                                            ----------------    ---------------

       Income tax expense (benefit)        $             -     $            -
                                            ================    ===============


       The Company's tax expense differs from the "expected" tax expense for the years ended December 31, 2000 and 1999 (computed by applying U.S. Federal Corporate tax rate of 34 percent to income before taxes), as follows:

                                                  2000               1999
                                            ----------------    ---------------
       Computed "expected" tax expense
        (benefit)                          $       (17,307)    $         (182)
       Effect of net operating loss
        carryforwards                               17,307                182
                                            ----------------    ---------------
                                           $             -     $            -
                                            ================    ===============
       The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 2000 are as follows:

                                                  2000               1999
                                            ----------------    ---------------
       Deferred tax assets:
        Net operating loss carryforwards   $        17,489     $          182
                                            ----------------    ---------------
        Total gross deferred tax assets             17,489                182

                        CARAVAN ACQUISITION CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 2000
                            -----------------------

        Less valuation allowance                   (17,489)              (182)
                                            ----------------    ---------------

       Net deferred tax asset              $             -     $            -
                                            ================    ===============


       At December 31, 2000, the Company had a net operating loss carryforward of approximately $51,437 for income tax purposes, available to offset future taxable income expiring on various dates through 2020. The valuation allowance at December 31, 1999 was $182. The net change in the valuation allowance during the year ended December 31, 2000 was an increase of $17,307.

 NOTE  8 - GOING CONCERN
 -----------------------

       As reflected in the accompanying financial statements, the Company's current period loss, working capital deficiency, and stockholders' deficiency of $50,902, $872, and $402, respectively, raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

       The Company intends to raise additional equity capital through the sale of its common stock (See Note 9) and is continuing its website development efforts. Management believes that actions presently taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

 NOTE  9 - SUBSEQUENT EVENT
 --------------------------

       Private Placement and Other Stock Issuances
       -------------------------------------------

       On January 4, 2001 the Company approved a private placement for 300,000 shares at $.25. As of the date of this report, subscriptions for 212,500 shares have been received. Fully paid subscriptions consist of 75,100 shares at $.25 for a total of $18,775.

                        CARAVAN ACQUISITION CORPORATION

    2,616,900 shares of common stock to be sold by selling securityholders



                               ----------------
                                  PROSPECTUS
                               ----------------

                               March _____, 2001


     Caravan has not authorized any dealer, salesperson or other person to provide any information or make any representations other than the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

 . except the common stock offered by this prospectus;

 . in any jurisdiction in which the offer or solicitation is not authorized;

 . in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

 . to any person to whom it is unlawful to make the offer or solicitation; or

  . to any person who is not a United States resident or who is outside the jurisdiction of the United States.

  The delivery of this prospectus or any accompanying sale does not imply that:

 . there have been no changes in Caravan's affairs after the date of this prospectus; or

 . the information contained in this prospectus is correct after the date of this prospectus.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Caravan is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Company's Certificate of Incorporation and by-laws provide for indemnification of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a Certificate of Incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director

     (1) for any breach of the director's duty of loyalty to the corporation or its stockholders,

     (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (3) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

     (4) for any transaction from which the director derived an improper personal benefit.

Caravan's Certificate of Incorporation contains such a provision.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth Caravan's expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.


      Filing Fee--Securities and Exchange Commission         $     5
      Fees and Expenses of Accountants and legal counsel      55,000
      Blue Sky Fees and Expenses                                   0
      Printing and Engraving Expenses                          3,500
      Miscellaneous Expenses                                     100
                                                             -------
      Total                                                  $58,605


Item 26.  Recent Sales of Unregistered Securities

     Within the past three years, the Company has issued the following shares of its common stock, par value $.0001 (the "Shares"), for cash or services rendered to the Company absent registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to the exemptions thereunder..

     On March 25, 1999, Caravan issued 5,000,000 shares of common stock to TPG Capital Corporation for an aggregate consideration of $500.

     Some of the holders of the shares issued below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of Caravan's shareholders.

     On November 30, 2000, Caravan issued an aggregate of 4,700,000 shares of its common stock in exchange for assets of eVacationPro.com, an unincorporated Canadian business. Simultaneously, Caravan redeemed 4,700,000 shares of its outstanding shares of common stock from its sole shareholder at a redemption price equal to the par value of the shares, $.0001 per share.

     In December 2000, Caravan sold an aggregate of 2,000 shares of common stock to two investors at a purchase price of $.0001 per share.

     From December 4, 2000 through January 3, 2001, Caravan sold an aggregate of 4,998,000 shares of its common stock to 24 investors at a purchase price of $.0001 per share.

     In January and February, 2001, Caravan sold an aggregate of 9,000 shares of its common stock to two investors at a purchase price of $.25 per share.

     From January 4, 2001 through February 7, 2001, Caravan sold an aggregate of 199,500 shares of its common stock to thirty-one investors at a purchase price of $.25 per share.

Item 27. Exhibits and Financial Statement Schedules

(a) Exhibits

3.1** Certificate of Incorporation, filed with the registration statement of Caravan Acquisition Corporation as Exhibit 3.1 to the Form 10-SB filed with the Commission on February 25, 2000 and incorporated herein by reference

3.2** By-Laws of the Company, filed with the registration statement of Caravan Acquisition Corporation as Exhibit 3.2 to the Form 10-SB filed with the Commission on February 25, 2000 and incorporated herein by reference

3.3** Specimen stock certificate, filed with the registration statement of Caravan Acquisition Corporation as Exhibit 3.3 to the Form 10-SB filed with the Commission on February 25, 2000 and incorporated herein by reference

4.1** Asset Acquisition Agreement between Caravan Acquisition Corporation and representatives of eVacationPro.com filed as Exhibit 10.1 to the Form 8-K of Caravan Acquisition Corporation filed on December 14, 2000 and incorporated herein by reference

5.1*      Opinion of Cassidy & Associates

23.1      Consent of Accountants

23.2*     Consent of Cassidy & Associates (included in Exhibit 5.1)
-----
*         To be filed by amendment.

**   Previously filed.

Item 28. Undertakings.

     The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Caravan Acquisition Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in _____________________, on March ______ , 2001.

                                    CARAVAN ACQUISITION CORPORATION

                                    By:
                                         _________________________________
                                         Nancy Wells, President

                                    By:  _________________________________
                                         Alina Nikolaeva, Treasurer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                     Title                       Date
---------                    ------                       ----

Nancy Wells                  Director                March __, 2001

Alina Nikolaeva              Director                March __, 2001

Huitt Tracey                 Director                March __, 2001